UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 21, 2006 (April 18, 2006)

Date of Report (Date of earliest event reported):

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices) (Zip Code)

(913) 234-5000

(Registrant’s telephone number, including area code)

Not applicable

(Former name and former fiscal year, if changed since last report.)

Not applicable

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As described in more detail below, on April 18, 2006, (i) QC Holdings, Inc. (the “Company”) elected Kevin A. Richardson II to the Board of Directors, (ii) Prides Capital Fund I, LP (“Prides”), of which Mr. Richardson is a managing member of the sole general partner, agreed to acquire 500,000 additional shares of common stock of the Company, bringing its ownership position in the Company to approximately 2.55 million shares, or approximately 12% of the issued and outstanding common stock of the Company, and (iii) the Company entered into a registration rights agreement with Prides and Don Early, the Company’s Chairman and Chief Executive Officer, granting to them certain demand and piggyback registration rights and canceling the existing registration rights agreement between the Company and Mr. Early

Item 1.01. Entry into a Material Definitive Agreement.

On April 18, 2006, the Company entered into a Registration Rights Agreement with Don Early and Prides Capital Fund I, LP, a Delaware limited partnership. Mr. Early is the Chief Executive Officer and Chairman of the Board of Directors of the Company. Prides, directly or through its affiliated funds, is the holder of 2,547,607 shares of common stock of the Company.

The Registration Rights Agreement provides that, upon written request by Mr. Early, Prides, the estate of Mr. Early, any trust, testamentary or otherwise, that is funded in whole or in part with shares of Common Stock from Mr. Early or the estate of Mr. Early, or any affiliate of Mr. Early or Prides, or any assignee of Mr. Early or Prides (individually, a “Holder”), who is at the time of the request, individually or as a group, a holder of at least 5% of the outstanding common stock of the Company, the Company will prepare and file with the Securities and Exchange Commission, as soon as practicable, a registration statement to enable the reoffer and resale by the requesting holders of the shares of common stock of the Company on a delayed or continuous basis under Rule 415 of the Securities Act, and use its best efforts to cause the registration statement to become effective as soon as reasonably practicable after the filing of the registration statement. The Company is required to keep the registration statement effective until the Holder or Holders have completed the distribution described in the registration statement relating thereto, but for no more than 120 days or such lesser period until all the registered securities are sold. The Company has granted two demand registration rights under the agreement to each of Mr. Early and Prides.

The Registration Rights Agreement also provides for certain “piggyback registration rights,” whereby any Holder who did not initiate the registration request will have an opportunity to have their shares of common stock registered in conjunction with the initiating Holders’ registration.

The Company is obligated to pay customary registration expenses associated with the exercise of demand or piggyback registration rights by either Mr. Early or Prides or their permitted designees, other than underwriting fees and expenses, which will be the responsibility of the selling stockholders.

Item 1.02. Termination of a Material Definitive Agreement.

The Company and Mr. Early were parties to a Registration Rights Agreement dated as of June 22, 2004 (the “2004 Registration Rights Agreement”), which granted to the estate of Mr. Early certain registration rights for the common stock of the Company held by the estate of Mr. Early and certain other persons. The Company and Mr. Early terminated the 2004 Registration Rights Agreement as of April 18, 2006, without any material early termination penalties incurred by the Company.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Mr. Kevin A. Richardson II has been elected to the Company’s Board of Directors effective April 18, 2006. Mr. Richardson is a founding member of Prides Capital LLC and Prides Capital Partners, LLC, investment firms specializing in strategic block, activist investing in the small- and micro-cap arena. Mr. Richardson is a managing member of the sole general partner of Prides Capital Fund I, LP, which acquired 500,000 additional shares of common stock of the Company on April 18, 2006, bringing its ownership position in the Company to 2,547,607 shares, or approximately 12% of the issued and outstanding common stock of the Company. The appointment of Mr. Richardson, age 37, expands the Company’s board to seven directors. Mr. Richardson has a B.S. from Babson College and an M.B.A. from Kenan-Flagler Business School at the University of North Carolina. Mr. Richardson is also a member of the board of directors of HealthTronics, Inc., a Nasdaq National Market company.

Mr. Richardson was elected to the Board of Directors at his request in order to facilitate an investment in the Company by Prides in excess of its approximately 10% ownership level held by Prides as of December 31, 2005. On April 18, 2006, Prides agreed to acquire an additional 500,000 shares of common stock of the Company from Mr. Early and another major stockholder of the Company in privately negotiated transactions. Mr. Richardson was elected to the Board in accordance with the Board’s Procedures Regarding Nominations and Corporate Governance. In addition, the independent directors of the Board of Directors have nominated Mr. Richardson for re-election at the annual meeting of stockholders of the Company scheduled for June 7, 2006.

Mr. Richardson has not presently been appointed to any committees of the Board.

In conjunction with the election of Mr. Richardson to the Board, the Company entered into the Registration Rights Agreement with Prides and Mr. Early described above.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Registration Rights Agreement among QC Holdings, Inc., Don Early and Prides Capital Fund I, LP, dated as of April 18, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QC Holdings, Inc.

Date: April 21, 2006	By:	/s/ Douglas E. Nickerson
Douglas E. Nickerson
Chief Financial Officer